Exhibit 99.4

ATHEROS COMMUNICATIONS, INC.

STOCK UNIT ASSUMPTION AGREEMENT

Dear [Insert Name]:

As you know, on December [—], 2009 (the “Closing Date”) Atheros Communications, Inc. (“Atheros”) acquired Intellon Corporation, (the “Merger”) pursuant to the Agreement and Plan of Merger by and among Atheros Communications, Inc., Intellon Corporation, Iceman Acquisition One Corporation, and Iceman Acquisition Two LLC dated as of September 8, 2009 (the “Merger Agreement”). At the Effective Time, you held one or more outstanding restricted stock unit awards, vested or unvested, to receive the common stock of Intellon Corporation granted to you under the Intellon Corporation 2007 Equity Incentive Plan (the “2007 Plan”). Pursuant to the Merger Agreement, at the Effective Time, Atheros assumed all obligations of Intellon Corporation under your outstanding restricted stock unit award(s), whether vested or unvested, issued under the Plan. This Stock Unit Assumption Agreement (the “Agreement”) evidences the terms of Atheros’ assumption of your outstanding restricted stock unit award(s) to receive Intellon common stock granted to you under the Plan (the “Intellon RSU(s)”), and documented by a restricted stock unit agreement(s), including any amendment(s) thereof, entered into by and between you and Intellon Corporation (collectively, the “Stock Unit Agreement(s)”), including the necessary adjustments for assumption of the Intellon RSU(s) that are required by the Merger.

The table below summarizes your Intellon RSU(s) immediately before and after the Merger:

Grant Details

RSU Holder	[RSU Holder Name]

Grant Date	[Grant Date]

Type of Award	RSU

Number of Atheros Shares	[Shares Granted]

Original Number of Intellon Shares	[Pre-Merger Shares]

Vesting Commencement Date	[Vesting Start Date]

Pursuant to the Merger Agreement and the Plan, your outstanding Intellon RSU(s) was assumed by Atheros as of the Effective Time and converted into an equivalent restricted stock unit award(s) representing the right to receive, upon the settlement of your vested Intellon RSU(s), that number of whole shares of Atheros common stock (“Atheros RSU(s)”) equal to the product, determined by multiplying (i) 0.267008 by (ii) the number of shares of common stock that were subject to your outstanding Intellon RSU(s) immediately prior to the Effective Time, rounded down to the nearest whole number of shares of Atheros common stock.

Unless the context otherwise requires, any references in the Plan and the Stock Unit Agreement(s) to: (i) the “Company” or the “Corporation” means Atheros, (ii) “Stock,” “Common Stock” or “Shares”

means shares of Atheros common stock, (iii) the “Board of Directors” or the “Board” means the Board of Directors of Atheros and (iv) the “Committee” means the Board of Directors of Atheros or the Compensation Committee of the Board of Directors of Atheros.

Your Atheros RSU(s) will continue to have, and be subject to, the same terms and conditions as were applicable to your Intellon RSU(s) prior to the Merger (including any vesting provisions), except (1) the Atheros RSU(s) will represent a right to receive, upon settlement of your vested Atheros RSU(s), shares of Atheros common stock as described above, (2) all references to Intellon Corporation as the issuer of restricted stock units in the Plan and the Stock Unit Agreement(s) shall be deemed to be references to Atheros for all purposes related to the issuance of restricted stock unit awards, including restricted stock unit administration and (3) the vesting and settlement of your Atheros RSU(s) will not be interrupted or accelerated by reason of your termination of service with Intellon Corporation and commencement of service with Atheros or otherwise in connection with the transactions contemplated by the Merger Agreement, except as otherwise provided in your employment agreement or individual award agreement(s). Upon termination of your service with Atheros or any present or future Atheros subsidiary, all unvested restricted stock units as of the date of your termination of service will automatically expire.

Nothing in this Agreement or the Stock Unit Agreement(s) interferes in any way with your right and Atheros or any present or future Atheros subsidiary’s right, which rights are expressly reserved, to terminate your service at any time for any reason. Future restricted stock units, if any, you may receive from Atheros will be governed by the terms of the Atheros stock incentive plan under which such restricted stock units are granted, and such terms may be different from the terms of your Atheros RSU(s).

Until Atheros is in receipt of your understanding and acceptance of this Agreement [your Atheros RSU account will not be activated] and the stock certificates for the shares subject to your Atheros RSU(s) will not be released. If you have any questions regarding this Agreement or your Atheros RSU(s), please contact [—] at [Insert phone number and/or e-mail address].

You may send your properly executed Agreement by using one of the following means:

Via Electronic Delivery:

Scan the completed and signed Agreement and email it to [—].

Via Regular Mail, or Overnight Courier:

Atheros Communications, Inc., Attn: [—], 5480 Great American Parkway, Santa Clara 95054.

ATHEROS COMMUNICATIONS, INC.

By:
[Insert Name]
[Insert Title]

ACKNOWLEDGMENT

By signing below, you accept and agree to be bound by the terms of this Agreement, as well as understanding and agreeing that all rights and liabilities with respect to the Intellon RSU(s) listed on the table above are hereby assumed by Atheros and are as set forth in the Stock Unit Agreement(s) for such Atheros RSU(s), the Plan and this Stock Unit Assumption Agreement. You acknowledge that you have reviewed the Plan, the Stock Unit Agreement(s) for such Atheros RSU(s) and this Stock Unit Assumption Agreement in their entirety and you fully understand all provisions of the Plan, Stock Agreement(s) for such Atheros RSU(s) and this Stock Unit Assumption Agreement.

RSU Holder Signature
RSU Holder Name
Date

ATTACHMENT(S)

Exhibit A - Form S-8 Prospectus

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